Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER FISCAL 2023 RESULTS
Blockbuster Movie Slate at Marcus Theatres and Solid Seasonal Demand at Marcus Hotels & Resorts Drove Strong Results
Milwaukee, November 1, 2023 … The Marcus Corporation (NYSE: MCS) today reported results for the third quarter fiscal 2023 ended September 28, 2023.

“It was another strong quarter for The Marcus Corporation, with growth in revenue, operating income, net earnings and Adjusted EBITDA during the third quarter of fiscal 2023,” said Gregory S. Marcus, chairman, president and chief executive officer of The Marcus Corporation. “Marcus Theatres led the way with the box office phenomenon ‘Barbenheimer,’ along with the surprise hit, Sound of Freedom, delivering strong performances and impressive attendance growth at theatres across our circuit. At Marcus Hotels & Resorts, our peak leisure travel season was bolstered by great weather, while group travel continued to show strong demand. We are pleased by the continued performance of both divisions and remain focused on driving operational and financial excellence in all facets of our business.”
Third Quarter Fiscal 2023 Highlights
•Total revenues for the third quarter of fiscal 2023 were $208.8 million, a 13.7% increase from total revenues of $183.7 million for the third quarter of fiscal 2022.
•Operating income was $20.9 million for the third quarter of fiscal 2023, a 133.9% increase from operating income of $8.9 million for the prior year quarter.
•Net earnings was $12.2 million for the third quarter of fiscal 2023, a 272.0% increase from net earnings of $3.3 million for the same period in fiscal 2022.
•Net earnings per diluted common share was $0.32 for the third quarter of fiscal 2023, a 220.0% increase from net earnings per diluted common share of $0.10 for the third quarter of fiscal 2022.
•Adjusted EBITDA was $42.3 million for the third quarter of fiscal 2023, a 51.9% increase from Adjusted EBITDA of $27.9 million for the prior year quarter.
First Three Quarters Fiscal 2023 Highlights
•Total revenues for the first three quarters of fiscal 2023 were $568.0 million, a 10.4% increase from total revenues of $514.4 million for the first three quarters of fiscal 2022.
•Operating income was $32.8 million for the first three quarters of fiscal 2023, a 196.6% increase from operating income of $11.0 million for the first three quarters of fiscal 2022.
•Net earnings was $16.2 million for the first three quarters of fiscal 2023, compared to net loss of $2.7 million for the same period in fiscal 2022.

•Net earnings per diluted common share was $0.46 for the first three quarters of fiscal 2023, compared to net loss per diluted common share of $0.09 for the first three quarters of fiscal 2022.
•Adjusted EBITDA was $90.5 million for the first three quarters of fiscal 2023, a 32.1% increase from Adjusted EBITDA of $68.5 million for the first three quarters of fiscal 2022.

Marcus Theatres®

Revenue, operating income and Adjusted EBITDA for Marcus Theatres improved significantly in the third quarter and first three quarters of fiscal 2023 compared to the same periods in fiscal 2022.

For the third quarter of fiscal 2023, the division reported total revenues of $126.6 million, a 25.0% increase compared to the same period last year, with comparable same store admission revenues increasing 29.8% compared to the third quarter of fiscal 2022. Operating income of $11.4 million in the third quarter of fiscal 2023 improved from an operating loss of $0.7 million in the third quarter of fiscal 2022 thanks to strong revenue growth and improved labor productivity. The division reported Adjusted EBITDA of $26.7 million in the third quarter of fiscal 2023, an increase of 114.3% compared to the third quarter of fiscal 2022.

Marcus Theatres attendance grew 15.6% at comparable same store theatres during the third quarter of fiscal 2023 compared to the same period last year, on a strong performance from blockbuster films. Average ticket price and average concession revenues continued to be positively impacted by the new Value Tuesday program, with average ticket price up 12.8% and average concession revenues up 6.5% during the third quarter of fiscal 2023 compared to the same period last year.

“Overall attendance in the third quarter grew significantly thanks to the strong performance of a variety of exciting films like Barbie and Oppenheimer,” said Mark A. Gramz, president of Marcus Theatres. “Moviegoers also came to enjoy films that were more under the radar, like Sound of Freedom, which played very well in our markets. The lesson continues to be that when there are great films to be seen – blockbuster, mid-sized or alternative content - moviegoers of all ages want to experience them on the big screen.”

Marcus Theatres’ top five highest-performing films in the third quarter of fiscal 2023 were Barbie, Oppenheimer, Sound of Freedom, Indiana Jones and the Dial of Destiny and Mission: Impossible – Dead Reckoning Part One. The fourth quarter of fiscal 2023 is already off to a strong start with Taylor Swift: The Eras Tour producing the highest box office concert film of all time in North America. Films such as The Exorcist: Believer, PAW Patrol: The Mighty Movie, Saw X, The Creator and Five Nights at Freddy’s are also performing well during the first few weeks of the fourth quarter of fiscal 2023.

While film schedule changes may occur, there are several new films planned to be released during the remainder of fiscal 2023 that have the potential to perform very well, including: The Marvels, The Holdovers, Trolls Band Together, Hunger Games: The Ballad of Songbirds and Snakes, Wish, Napoleon, Renaissance: A Film by Beyoncé, Wonka, Aquaman and the Lost Kingdom, and The Color Purple.

Marcus® Hotels & Resorts

For the third quarter of fiscal 2023, Marcus Hotels & Resorts comparable hotels revenues before cost reimbursements increased 4.1% from the third quarter of fiscal 2022 (which excludes the impact from the sale of The Skirvin Hilton). For the first three quarters of fiscal 2023, comparable hotels revenues before cost reimbursements increased 7.0%.

Revenue per available room, or RevPAR, increased at six of seven comparable company-owned hotels during the third quarter of fiscal 2023 compared to the third quarter of fiscal 2022. As a result, the division outperformed the industry and its competitive sets during the third quarter of fiscal 2023 by 2.3 percentage points and 0.8 percentage points, respectively.

"The third quarter is typically our strongest given the peak summer leisure travel season, and this year was no different," said Michael R. Evans, president of Marcus Hotels & Resorts. "Group demand continues to grow and we are capitalizing on our newly renovated meeting spaces with event bookings. Our strong commitment to operational excellence and exceptional service, combined with our continued investment in our award-winning properties, ideally positions our hotels and resorts to stand out within the markets where they compete.”

Group booking pace for fiscal 2023 and fiscal 2024 are running ahead of comparable pace during the same period of fiscal 2022. Banquet and catering booking pace for fiscal 2023 and 2024 are also ahead compared to the same period last year.

In October, four Marcus Hotels & Resorts properties earned high honors in Condé Nast Traveler’s Readers’ Choice Awards. The Pfister Hotel and Saint Kate – The Arts Hotel, both in Milwaukee, were named the #2 and #4 in Top Hotels in the Midwest. The Kimpton Hotel Monaco Pittsburgh was recognized as the #9 Top Hotel in the Mid-Atlantic and The Garland in North Hollywood, California was ranked the #16 Top Hotel in Los Angeles. The Condé Nast Traveler Readers’ Choice Awards are the longest-running and most prestigious recognition of excellence in the travel industry and are commonly known as “the best of the best of travel.”

Grand Geneva Resort & Spa in Lake Geneva, Wisconsin, recently announced the continuation of its multi-phased renovation at the iconic resort. With newly redesigned guest rooms and suites, updates to the resorts lobby and lobby lounge, and the addition of a new outdoor dining venue complete, the Grand Geneva is now beginning renovations of its 62,000 square foot meeting and event space. These renovations are expected to be complete by spring 2024. In addition, the Timber Ridge Lodge & Waterpark, located on the same resort campus as the Grand Geneva, will be unveiling new experiences in November 2023 at its popular Moose Mountain Falls indoor waterpark ahead of the holiday travel season.
Balance Sheet and Liquidity

At the end of the third quarter of fiscal 2023, the company had $256.7 million in cash and revolving credit availability.

Subsequent to the end of the third quarter, on October 16, 2023, The Marcus Corporation entered into a credit agreement amendment to provide for a new $225 million five-year revolving credit facility that matures in October 2028. This replaces the previous credit facility that was set to mature in January 2025. Commenting on the new credit agreement, Chad M. Paris, chief financial officer and treasurer, said: “The successful closing of this facility demonstrates our continued proactive approach to managing our balance sheet. Maintaining a strong balance sheet has been a hallmark of The Marcus Corporation for 88 years. Our new credit facility ensures we have significant liquidity and financial flexibility to invest in our long-term future growth. The continued support from our long-term relationships within our lending group is greatly appreciated.”

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period. During the third quarter of fiscal 2023 and 2022, diluted weighted average shares outstanding includes 9.2 million and 9.1 million shares, respectively, from the dilutive effect of the convertible notes. During the first three quarters of fiscal 2023, diluted weighted average shares outstanding includes 9.2 million shares from the dilutive effect of the convertible notes, which were excluded from diluted weighted average shares outstanding during the first three quarters of fiscal 2022 as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 2.7 million and 2.6 million shares during the third quarter of fiscal 2023 and 2022, respectively, when settled at the maturity date of the convertible notes. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof. To the extent the Company settles the convertible notes in cash, there will be no incremental dilution from the settlement of the convertible notes.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Wednesday, November 1, 2023, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-646-904-5544 and entering the passcode 589766. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Wednesday, November 8, 2023, by dialing 1-866-813-9403 and entering passcode 473940. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1036
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 993 screens at 79 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 15 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects the COVID-19 pandemic, or future pandemics, may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 28, 2023	September 29, 2022	September 28, 2023	September 29, 2022
Revenues:
Theatre admissions	$63,652	$49,424	$180,274	$150,928
Rooms	36,456	36,924	82,959	83,219
Theatre concessions	54,551	44,715	156,633	138,326
Food and beverage	20,214	21,444	53,980	54,969
Other revenues	23,908	22,174	65,024	62,173
	198,781	174,681	538,870	489,615
Cost reimbursements	9,985	8,969	29,179	24,832
Total revenues	208,766	183,650	568,049	514,447

Costs and expenses:
Theatre operations	62,742	54,756	180,716	160,921
Rooms	11,594	11,856	31,232	30,530
Theatre concessions	20,738	17,868	59,069	56,054
Food and beverage	15,266	16,150	43,285	43,325
Advertising and marketing	6,025	6,544	16,703	17,003
Administrative	19,854	19,995	59,171	56,703
Depreciation and amortization	19,158	16,452	51,028	50,435
Rent	6,592	6,672	19,679	19,500
Property taxes	4,663	4,911	13,952	14,636
Other operating expenses	10,532	10,528	30,596	29,463
Impairment charges	684	—	684	—
Reimbursed costs	9,985	8,969	29,179	24,832
Total costs and expenses	187,833	174,701	535,294	503,402

Operating income	20,933	8,949	32,755	11,045

Other income (expense):
Investment income (loss)	445	(35)	1,064	(762)
Interest expense	(2,869)	(3,688)	(8,970)	(11,843)
Other income (expense)	(477)	(472)	(1,355)	(1,278)
Equity earnings (losses) from unconsolidated joint ventures	75	30	(127)	(104)
	(2,826)	(4,165)	(9,388)	(13,987)

Earnings (loss) before income taxes	18,107	4,784	23,367	(2,942)
Income tax expense (benefit)	5,873	1,495	7,133	(289)
Net earnings (loss)	12,234	3,289	16,234	(2,653)

Net earnings (loss) per common share - diluted	$0.32	$0.10	$0.46	$(0.09)

Weighted average shares outstanding - diluted	40,974	40,702	40,935	31,481

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 28, 2023	December 29, 2022

Assets:

Cash and cash equivalents	$36,036	$21,704
Restricted cash	4,046	2,802
Accounts receivable	21,426	21,455
Assets held for sale	1,831	460
Other current assets	22,793	17,474
Property and equipment, net	687,384	715,765
Operating lease right-of-use assets	183,674	194,965
Other assets	96,743	89,973

Total Assets	$1,053,933	$1,064,598

Liabilities and Shareholders' Equity:

Accounts payable	$29,360	$32,187
Taxes other than income taxes	19,009	17,948
Other current liabilities	70,346	78,787
Current portion of finance lease obligations	2,561	2,488
Current portion of operating lease obligations	15,054	14,553
Current maturities of long-term debt	10,411	10,432
Finance lease obligations	13,354	15,014
Operating lease obligations	182,826	195,281
Long-term debt	159,681	170,005
Deferred income taxes	33,093	26,567
Other long-term obligations	45,340	44,415
Equity	472,898	456,921

Total Liabilities and Shareholders' Equity	$1,053,933	$1,064,598

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended September 28, 2023
Revenues	$126,585	$82,098	$83	$208,766
Operating income (loss)	11,377	14,377	(4,821)	20,933
Depreciation and amortization	14,258	4,817	83	19,158
Adjusted EBITDA	26,694	19,447	(3,811)	42,330

13 Weeks Ended September 29, 2022
Revenues	$101,258	$82,300	$92	$183,650
Operating income (loss)	(723)	14,120	(4,448)	8,949
Depreciation and amortization	11,632	4,733	87	16,452
Adjusted EBITDA	12,454	19,065	(3,654)	27,865

39 Weeks Ended September 28, 2023
Revenues	$359,811	$207,975	$263	$568,049
Operating income (loss)	32,707	15,450	(15,402)	32,755
Depreciation and amortization	37,063	13,706	259	51,028
Adjusted EBITDA	71,749	30,372	(11,635)	90,486

39 Weeks Ended September 29, 2022
Revenues	$310,186	$203,958	$303	$514,447
Operating income (loss)	7,687	17,963	(14,605)	11,045
Depreciation and amortization	35,686	14,484	265	50,435
Adjusted EBITDA	45,986	33,282	(10,752)	68,516
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
Consolidated	September 28, 2023	September 29, 2022	September 28, 2023	September 29, 2022
Net cash flow provided by (used in) operating activities	$21,316	$5,134	$68,642	$60,362
Net cash flow provided by (used in) investing activities	(10,240)	(11,388)	(26,882)	(22,863)
Net cash flow provided by (used in) financing activities	(19,848)	(40,369)	(26,184)	(44,758)
Capital expenditures	(9,940)	(11,142)	(25,836)	(27,483)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
	September 28, 2023	September 29, 2022	September 28, 2023	September 29, 2022
Net earnings (loss)	$12,234	$3,289	$16,234	$(2,653)
Add (deduct):
Investment (income) loss	(445)	35	(1,064)	762
Interest expense	2,869	3,688	8,970	11,843
Other expense (income)	477	384	1,355	1,545
(Gain) loss on disposition of property, equipment and other assets	242	88	1,019	(267)
Equity (earnings) losses from unconsolidated joint ventures	(75)	(30)	127	104
Income tax expense (benefit)	5,873	1,495	7,133	(289)
Depreciation and amortization	19,158	16,452	51,028	50,435
Share-based compensation (a)	1,313	2,464	5,000	7,036
Impairment charges (b)	684	—	684	—
Adjusted EBITDA	$42,330	$27,865	$90,486	$68,516

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	13 Weeks Ended September 28, 2023				39 Weeks Ended September 28, 2023
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$11,377	$14,377	$(4,821)	$20,933	$32,707	$15,450	$(15,402)	$32,755
Depreciation and amortization	14,258	4,817	83	19,158	37,063	13,706	259	51,028
Loss (gain) on disposition of property, equipment and other assets	233	9	—	242	537	482	—	1,019
Share-based compensation (a)	142	244	927	1,313	758	734	3,508	5,000
Impairment charges (b)	684	—	—	684	684	—	—	684
Adjusted EBITDA	$26,694	$19,447	$(3,811)	$42,330	$71,749	$30,372	$(11,635)	$90,486

	13 Weeks Ended September 29, 2022				39 Weeks Ended September 29, 2022
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$(723)	$14,120	$(4,448)	$8,949	$7,687	$17,963	$(14,605)	$11,045
Depreciation and amortization	11,632	4,733	87	16,452	35,686	14,484	265	50,435
Share-based compensation (a)	1,545	212	707	2,464	2,613	835	3,588	7,036
Adjusted EBITDA	$12,454	$19,065	$(3,654)	$27,865	$45,986	$33,282	$(10,752)	$68,516
(a)Non-cash expense related to share-based compensation programs.
(b)Non-cash impairment charges related to one permanently closed theatre in fiscal 2023.